UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ASA GOLD AND PRECIOUS METALS LIMITED

(Name of Registrant as Specified In Its Charter)

AXEL MERK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

AXEL MERK

# Vote NO to Save ASA: Proxy Firm, Mining Press, and Shareholders Speak Out

### Egan-Jones Endorses "Vote NO"

Proxy advisory firm **Egan-Jones Proxy Services** has recommended shareholders **vote AGAINST** both Saba Capital proposals at ASA's June 13 special meeting. In their report to institutional clients, they write:

> *Based on our review of publicly available information, we believe that voting AGAINST the Saba Capital proposals is in the best interest of the Fund and its shareholders.*

Their report highlights:

- *"ASA Gold Has Consistently Outperformed the Broader Market Index. ... The wide gap in total returns underscores the effectiveness of the current leadership and solidifies that a need for change in governance is unwarranted.*"
- Risks to fund continuity and recent momentum if control shifts
- Other concerns not quoted here

**Egan-Jones recommends shareholders vote NO on the proposals.**

---

### ASA Proxy Fight in *Mining Journal*

For the first time in recent memory, a mainstream mining industry publication has taken up a closed-end fund proxy contest. The *Mining Journal*'s article, *"Fun-ds & Mining Stocks"*, puts ASA's situation in sector context - and underscores the broader implications for long-term capital access in mining.

> *ASA is portrayed as one of the few remaining funds capable of taking a long-term view in a shrinking capital ecosystem for junior mining companies.*

Read the article: Mining Journal PDF version (original link)

This story is now reaching beyond ASA's shareholder base. The future of the fund - and of purpose-built vehicles supporting mining - is under the spotlight.

---

## Longtime Supporter Speaks Out: "It Will Be a Real Crime if Saba Destroys This Fund"

Kevin Duffy of Bearing Asset Management writes this week about ASA's transformation from what he described as a "closet large cap gold mining fund" with high expenses and underperformance, into a uniquely positioned vehicle focused on smaller and development-stage mining companies:

> *"ASA is a unique gold mining vehicle that provides optionality in spades."*

He warns that Saba's proposals risk undoing that progress:

> *"It will be a real crime if Saba destroys this fund just to pocket an 8% discount."*

---

If you're a shareholder, **vote NO.** Vote online or on the phone, it's too late to mail in your voting card.

If you're an industry participant, sell-side analyst, or journalist - now's the time to engage. **ASA is no longer just a governance fight. It's become a story about the sector's future.**

For more details on the issues, please also see www.saveasa.com.

Axel Merk
(408) 475-0186

---

P.S.: The views quoted and linked to are the opinions of the respective authors. Permission to quote neither sought, nor obtained from Egan-Jones. Mining Journal PDF provided with permission of the author.

For details on Saba's conduct and more information on their intent to potentially repurpose ASA into a fixed income product, see www.saveasa.com/saba. For context and disclosure on performance referenced, see www.saveasa.com/performance.

*Solely in my capacity as shareholder*. Together with my wife, I own over 300,000 shares of ASA Gold and Precious Metals Limited.

*This is not a solicitation by ASA Gold and Precious Metals Limited, or any other shareholder or related entity.*

Axel Merk, 555 Bryant St #455, Palo Alto, CA 94301

MiningJournal

NORTH AMERICA

# No fun-ds for mining stocks

Merk fights Saba in ASA proxy battle

*Paul Harris*


UNITED STATES
IS LEGAL TENDER
PUBLIC AND PRIVATE

*Mining funds under threat | Credits: File*

09 June 2025

A proxy battle for control of the 70-year-old, US$700 million closed-end ASA Gold and Precious Metals Fund is seen as symptomatic of the downtrend in specialist mining investment funds. Saba Capital Management is attempting to gain control of the fund and then change its investment mandate to become a fixed-income fund.

ASA Fund investor Axel Merk, founder of Merk Investments, is seeking to resist Saba's efforts to see the fund's board increased to five members to give it a majority at a special meeting called by Saba scheduled for June 13.

common in early stage mining companies. The fund has also been an early institutional investor in companies including Aya Gold & Silver, G Mining Ventures, Orla Mining, Atex Resources, the recent recapitalisation of Americas Gold and Silver and provides the only public exposure to the private San Cristobal mine.

In a recent webinar, Merk Investments proposed that the scarcity of funds of this type likely contributes to the widening valuation gap between development-stage companies and producers, a disconnect greater than in previous years. The ASA fund, a very active investor in the junior mining sector, has enabled investors to profit from the gold rally by taking advantage of this disconnect. This outcome would likely not have occurred had Saba gained control of the board last year. According to *Bloomberg*, the fund has achieved exceptional performance, delivering a total cumulative return of 197% from 2019 through the end of March 2025.

Merk said ASA's discount to NAV has narrowed from 15.7% in 2019 to about 10.6%, putting it within the top 6% of closed-end funds. This, it said, "reflects investor confidence in the funds' direction."

The ASA board has received a proposal, rumoured to come from one of the mining industry's most prominent players, to inject over $100 million of new capital into the fund. This would enable a tender offer at or near net asset value, allowing Saba and any other investors to exit if they choose at close to NAV (Net Asset Value), while also helping to resolve the board impasse that has been hindering the fund's normal course of business.  Saba has two members on the four-person fund board, and the board has declined to engage with the offer as reported in the proxy materials.

Saba has sought control of the ASA Fund for more than a year.  Following ASA's 2024 annual meeting on 24 April, 2024, and before the results were certified, two of Saba's director nominees asserted control of the board and appointed two additional directors in violation of ASA's bylaws. Saba was forced to retract a press release included in its SEC Schedule 13D/A filing.

A special meeting has been initiated by Saba Capital, which exercised its right as a shareholder holding more than 10% of ASA. This meeting, scheduled to occur before ASA's next annual general meeting, seeks to create a 3-2 voting majority, giving Saba nominees control of the board.  As reported in Axel Merk's proxy statement, Saba has blocked a competing company slate and refused to engage on alternatives that could unify the board.

Saba Capital, founded by Boaz Weinstein, is a hedge fund with a history of engaging in activist campaigns in the $250 billion closed-end fund space, taking a significant stake before advocating for changes to the board, management, or investment policies.

Saba argues that many closed-end funds trade at discounts to their underlying NAV due to the costs of running them, that their closed nature traps investors, and that changes can improve these discounts and returns for investors. Some investors view the closed-end structure as a way to access investment opportunities typically available only through more restrictive vehicles, such as private equity and

## Saba activism history

A year ago, investment giant BlackRock informed its clients that their funds were "under attack" after Saba Capital launched a bid to remove BlackRock as manager of six funds totalling approximately $10 billion in assets. Despite Saba's campaign, BlackRock successfully retained its management role for all six funds.

Saba's activism continues to be a notable theme in the closed-end investment landscape. *Reuters* reported that in May, Saba reached an agreement with CQS Natural Resources Growth & Income, an active player in the mining sector. This agreement offers investors two options: a full cash exit at NAV or continued investment with an enhanced annual dividend of approximately 8% and a 20-basis-point reduction in management fees. However, the offer will be withdrawn, and the board will propose liquidating the trust if more than 60% of the fund's issued shares are tendered.

## ASA the latest target

Now, Axel Merk is urging shareholders to vote against Saba Capital's attempt to gain board control of ASA Gold and Precious Metals.

ASA isn't the first fund Saba has targeted this year with a similar approach. In February, Saba's founder, Boaz Weinstein, announced plans to call general meetings in four UK investment trusts. The goal was to vote on transitioning these trusts from a closed-ended to an open-ended structure, allowing shares to be issued and redeemed at any time. Besides CQS Natural Resources Growth & Income, Weinstein's targets included European Smaller Companies Trust, Middlefield Canadian Income, and Schroder UK Mid Cap Fund.


GDXJ
2020
Today
Mining Journal

Source: Merk Investments / Bloomberg

## Capital flight

In a recent webinar, Merk Investments highlighted the negative impact of fund outflows on the precious metal mining sector. Data indicate that since 2020, outflows from key active and passive precious metal mining funds have led to a roughly $29 billion reduction in the sector's assets under management (AUM). This decline has depressed company valuations, reduced liquidity, and made equity financing more difficult. Merk Investments explained that the demise of such funds creates a structural funding shortfall that hampers exploration, development, and growth in the mining industry.

Although high metal prices have boosted earnings for gold companies, investor outflows from gold equity ETFs and mutual funds have depressed share prices, reducing their sensitivity to gold price rallies. In its webinar, Merk Investments suggested that these companies capitalise on sector capital flows by repurchasing their undervalued shares—a powerful capital allocation tool. Additionally, the lack of fund inflows and scarcity of investors in the junior mining sector present a potential arbitrage opportunity for well-valued producers to use their stronger currency to acquire inexpensive ounces.

Data presented by Merk Investments shows how assets under management (AUM) in mining funds have contracted since the start of the decade. The funds exhibiting outflows include, but are not limited to: Oppenheimer Precious Metals Fund (OPGSX), Franklin Gold and Precious Metals Fund (FKRCX), BlackRock Gold and Precious Metals Securities Fund (SGDLX), BlackRock Global Funds–World (MIGGMFI LX Equity), BGF-World Mining Fund–A2 USD, VanEck Vectors Gold Miners ETF (GDX) and VanEck Vectors Junior Gold Miners ETF (GDXJ). The data suggests that the combined active and passive fund flows have

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**THEMES:** FINANCING

**TOPICS:** CLOSED-END FUND ETFS AXEL MERK SABA CAPITAL BOAZ WEINSTEIN GOLD UNITED STATES BLACKROCK VAN ECK

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